Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Amendment”), dated this 27 day of July, 2022, is by and between West Glen Development I, LLC, a Minnesota limited liability company (“Landlord”) and Celcuity, LLC, a Delaware corporation (“Tenant”), and amends that certain Commercial Lease agreement dated the 28th day of September, 2017, and amended by that certain First Amendment to Lease dated July 28, 2020 and that certain Second Amendment to Lease dated July 19th, 2021 (together the Commercial Lease, First Amendment and Second Amendment shall be referred to as the “Lease Agreement”) by and between Landlord and Tenant with respect to that certain building located at 16305 – 36th Avenue North, the City of Plymouth, Hennepin County, Minnesota. Unless otherwise indicated, the terms defined in the Lease Agreement shall have the same meanings when used herein.

WHEREAS, the parties agreed to extend the Term of the Lease Agreement pursuant to Section 45 of the Lease Agreement, except for the Base Rent adjustment as provided herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that:

1. TERM. The Term of the Lease will be extended for one (1) year to terminate on April 30, 2024, unless sooner terminated in accordance with the provisions of the Lease Agreement.

2. BASE RENT. The monthly installments of Base Rent payable for the Premises during the Term are as follows:

Months	Price Per Square Foot	Monthly
May 1, 2023- April 30, 2024	$12.77	$17,359.75

3. POSSESSION. Tenant acknowledges and agrees that the Premises and Tenant Improvements have been delivered to Tenant by Landlord in the condition required by the Lease Agreement and Tenant has accepted possession of the Premises in such condition.

4. “AS IS.” Tenant accepts the Premises as is, where is, and without any warranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of quantity, quality, condition, habitability, merchantability, suitability or fitness for a particular purpose.

5. Brokerage. With regard to Section 41 of the Lease, each of the parties represents and warrants that there are no Leasing Commissions due in connection with this Amendment, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys fees incurred in connection therewith.

Except as otherwise stated herein, all of the remaining terms and conditions of the Lease Agreement shall continue to be unchanged, in full force and effect.

Landlord:	West Glen Development I, LLC
A Minnesota limited liability company

Date: July 25, 2022	By:	/s/ Parker Moen
Parker Moen, Vice President

Date: July 27, 2022	By:	/s/ Michael J. Leuer
Michael J. Leuer, Governor

Tenant:	Celcuity Inc.
A Delaware Corporation

Date: July 27, 2022	By:	/s/ Brian F. Sullivan
	Name:	Brian Sullivan
	Its:	Chief Executive Officer